EXHIBIT 23.4

CHC Group Ltd.                                      September 19, 2014
190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands
(604) 276-7500

Re:	Valuation Report of a portfolio of 244 helicopters referenced 214C213 and dated April 10, 2014 (the “Report”)

Ladies & Gentlemen:

This letter confirms that Ascend hereby grants CHC Group Ltd. permission to include references to its name and references to, and information derived from, the Report, in this Registration Statement on Form S-1 of CHC Group Ltd. (the “Registration Statement”), which is being filed with the United States Securities and Exchange Commission (the “SEC”), and any subsequent amendments to the Registration Statement filed with the SEC. In addition, Ascend hereby consents to CHC Group Ltd. disclosing the Report to or sharing the Report with its affiliates, and its and their respective directors, officers, employees, and agents (including attorneys, financial advisors and accountants) (“Third Parties”), upon the strict understanding that CHC Group Ltd. will indemnify Ascend from and against any and all liabilities, losses, damages, costs and expenses Ascend reasonably incurs in connection with any claims brought against Ascend by such Third Parties resulting from the disclose/sharing of the Report.

This consent only covers the publishing of information having its origin in the Report reference 214C213 and dated April 10, 2014 (the “Report”).

This letter further confirms that Ascend and each of its directors or officers (i) is not an affiliate of CHC Group Ltd. or any of its respective affiliates, (ii) does not have any substantial interest, direct or indirect, in CHC Group Ltd., or any of its respective affiliates, (iii) is not connected with CHC Group Ltd. or any of its respective affiliates as an officer, employee, promoter, partner, director or person performing similar functions and (iv) has not had and does not have any past, present or anticipated future interest in any of the aircraft mentioned above.

Acceptance of these terms is acknowledged by the signatories below.

Sincerely,

/s/ Philippa Edward	/s/ Russ Hill

Philippa Edward	Russ Hill
Head of Data & Consultancy Services	VP, Deputy General Counsel and Corporate Secretary
Ascend A Flightglobal Advisory Service	Signed on behalf of
Part of Reed Business Information Ltd	CHC Group Ltd.